Filed pursuant to Rule 424(b)(3)

File No. 333-162015

UNITED STATES BRENT OIL FUND, LP

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Supplement dated July 30, 2012

to

Prospectus dated May 1, 2012

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This supplement contains information, which amends, supplements or modifies certain information contained in the Prospectus of United States Brent Oil Fund, LP (“USBO”) dated May 1, 2012. Please read it and keep it with your Prospectus for future reference.

Effective August 1, 2012, the prospectus is amended to reflect the new address for USBO and its general partner, United States Commodity Funds LLC (“USCF”). The new address for the principal office and books and records for USBO and USCF is:

1999 Harrison Street, Suite 1530

Oakland, California 94612

The telephone number for USBO and USCF remains 510.522.9600.

All references in the prospectus are updated accordingly effective August 1, 2012.